Exhibit (B)(9)

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

This First Amendment (this “Amendment”) to the Limited Liability Company Agreement, dated as of December 26, 2002 (the “Agreement”), of Lyondell Refining GP, LLC (the “Company”) is made and executed to be effective as of March 1, 2003, by Lyondell Chemical Company, a Delaware corporation, as sole member (the “Sole Member”).

WHEREAS, the Sole Member desires to amend the Agreement to allow the Sole Member to appoint officers of the Company;

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement;

NOW, THEREFORE, the Agreement shall be amended as follows:

1.	The title of Article VI is restated in its entirety as follows:

“Rights and Duties of Member and Officers”

2.	The following new Sections 6.3 - 6.12 are added:

“6.3. Officers. The Member may elect officers of the Company. The officers of the Company shall be a President, one or more Vice Presidents, a Treasurer and a Secretary. All such officers shall be elected by the Member and each officer elected shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person, except that the President shall not also be the Secretary.

6.4 Other Officers and Agents. The Member may appoint such other officers and agents as it deems advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member.

6.5 President. The President shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management and execution usually vested in the office of President of a limited liability company. He shall preside at all meetings of the Company and shall have general supervision, direction and control of the business of the Company and shall perform such other duties as from time to time may be specified by the Member.

6.6 Treasurer. The Treasurer shall have the care and custody of the funds and securities of the Company and shall have such powers and perform such duties as are incident to the office of Treasurer, or as may from time to time be specified by the Member. The Treasurer shall be subject to the control of the Member and to the powers of the President.

6.7 Secretary. The Secretary shall have the care and custody of the seal and the minute books of the Company and shall have such powers and perform such duties as are incident to the office of the Secretary or as may from time to time be specified by the Member. The Secretary shall be subject to the control of the President.

6.8 Assistant Officers. Unless otherwise provided in this Agreement, any Vice President, any Assistant Secretary, and any Assistant Treasurer, if any, shall, in the order of their respective seniorities, in the absence or disability of the President, Secretary or Treasurer, respectively, perform the duties of such officer.

6.9 Segregation of Duties. If any action on behalf of the Company requires the action or approval of two officers, such action or approval must be undertaken by two separate individuals and not by a single officer acting in two separate capacities.

6.10 Resignations. Any officer may resign at any time upon written notice to the Company. Such resignation shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the President, the Secretary or the Member.

6.11 Vacancies. A vacancy in any office arising from any cause may be filled by the Member.

6.12 Removal. The Member may remove any officer with or without cause at any time.”

All other terms and conditions of the Agreement shall be unchanged and remain in full force and effect.

[The remainder of this page is intentionally blank.]

EXECUTED to be effective as of the 1st day of March, 2003.

LYONDEL CHEMICAL COMPANY

By:
	Name:	Allen C. Holmes
	Title:	Vice President, Tax and Real Estate

LIMITED LIABILITY COMPANY AGREEMENT

FOR

LYONDELL REFINING GP, LLC

Dated as of December 26, 2002

HOU03:888171.3

HOU03:888171.3	- i -

11.3	Application of Delaware Law	8
11.4	Waiver of Action for Partition	8
11.5	Execution of Additional Instruments	8
11.6	Headings	8
11.7	Waivers	8
11.8	Rights and Remedies Cumulative	8
11.9	Severability	8
11.10	Heirs, Successors and Assigns	8
11.11	Creditors	9

HOU03:888171.3	- ii -

LIMITED LIABILITY COMPANY AGREEMENT FOR

LYONDELL REFINING GP, LLC

This Limited Liability Company Agreement (this “Agreement”) for Lyondell Refining GP, LLC (the “Company”) is executed as of December 26, 2002, by Lyondell Chemical Company, a Delaware corporation, its sole member (“Member”).

WHEREAS, the Certificate of Formation of the Company has been filed with the Secretary of State of the State of Delaware; and

WHEREAS, it is desired that the orderly management of the affairs of the Company be provided for;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Agreement” shall mean this Agreement as originally executed and as it may be amended from time to time hereafter.

“Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with and endorsed by the Secretary of State of the State of Delaware, as such certificate may be amended from time to time hereafter.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Delaware Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time hereafter.

“Entity” shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

“Fiscal Year” means the Company’s fiscal year, which shall be determined by the Member.

HOU03:888171.3	- 2 -

“Member” shall mean each Person who executes a counterpart of this Agreement as a Member.

“Person” shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such “Person” where the context so admits.

ARTICLE II

FORMATION OF THE COMPANY

2.1 Formation. On December 26, 2002, the Certificate of Formation was filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

2.2 Name. The name of the Company is Lyondell Refining GP, LLC. If the Company shall conduct business in any jurisdiction other than the State of Delaware, it shall register the Company or its trade name with the appropriate authorities in such state in order to have the legal existence of the Company recognized.

2.3 Principal Place of Business. The initial principal place of business of the Company shall be Two Greenville Crossing, 4001 Kennett Pike, Suite 238, Greenville, Delaware 19807.

2.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company.

2.5 Term. The Company and this Agreement shall continue until the earlier of (a) such time as all of the Company’s assets have been sold or otherwise disposed of, or (b) such time as the Company’s existence has been terminated as otherwise provided herein or in the Delaware Act.

2.6 Purpose of the Company. The purpose of the Company shall be to do any or all things that may lawfully be done by a limited liability company pursuant to the Delaware Act. The Company shall have any and all powers necessary or desirable to carry out the purpose and business of the Company to the extent the same may be legally exercised by limited liability companies under the Delaware Act. The Company shall carry out the foregoing activities pursuant to the Certificate of Formation and this Agreement.

HOU03:888171.3	- 3 -

ARTICLE III

MEMBER

The name and place of business of the Member is as follows:

Lyondell Chemical Company

One Houston Center

1221 McKinney Street, Suite 700

Houston, Texas 77010

ARTICLE IV

CAPITAL OF THE COMPANY

4.1 Initial Contributions. As of the execution and delivery of this Agreement, the Member shall contribute $1,000 in cash to the capital of the Company.

4.2 Interest. No interest shall be paid by the Company on Capital Contributions.

4.3 Loans from Members. Loans by a Member to the Company shall not be considered Capital Contributions.

4.4 Withdrawal or Reduction of Members’ Capital Contributions.

(a) A Member shall not be entitled to withdraw any part of its Capital Contribution or to receive any distribution from the Company, except as otherwise provided in this Agreement.

(b) A Member shall not receive out of the Company’s property any part of its Capital Contributions until all liabilities of the Company, except liabilities to Members on account of its Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

(c) A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

4.5 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

4.6 No Further Obligation. Except as expressly provided for in or contemplated by this Article IV, no Member shall have any obligation to provide funds to the Company, whether by Capital Contributions, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

HOU03:888171.3	- 4 -

ARTICLE V

RIGHTS AND OBLIGATIONS OF MEMBER

5.1 Limitation of Members’ Responsibility, Liability. The Member shall not be personally liable for any amount in excess of its Capital Contributions, and shall not be liable for any of the debts or losses of the Company. The Member’s liability shall be limited as set forth in the Delaware Act and other applicable law hereafter in effect.

5.3 Return of Distributions. In accordance with Section 18-607 of the Delaware Act, the Member will be obligated to return any distribution from the Company only as provided by applicable law.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBER

6.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, its Member. In addition to the powers and authorities expressly conferred by this Agreement upon the Member, the Member may exercise all such powers of the Company and do all such lawful acts and things as are not prohibited to be done by the Member by the Delaware Act, the Certificate of Formation or this Agreement.

6.2 Powers of the Member. Without limiting the generality of Section 6.1, the Member shall have power and authority, acting in accordance with this Agreement, to cause the Company to do and perform all acts as may be necessary or appropriate to the conduct of the Company’s business.

ARTICLE VII

TAX ALLOCATIONS AND DISTRIBUTIONS

7.1 In General. For federal, state and local income tax purposes, all items of income, gain, loss, deduction, and credit of the Company shall be allocated to the Member.

7.2 Distributions. From time to time, if the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve, and if such an excess exists, the Member may cause the Company to distribute any such excess amount.

7.3 Limitation Upon Distributions. Notwithstanding anything herein to the contrary, no distribution shall be made to the Member if such distribution would violate the terms of Section 18-607 of the Delaware Act.

HOU03:888171.3	- 5 -

ARTICLE VIII

ACCOUNTING METHOD, PERIOD, RECORDS AND REPORTS

8.1 Accounting Method. The books and records of account of the Company shall be maintained in accordance with the accrual method of accounting.

8.2 Accounting Period. The Company’s accounting period shall be the Fiscal Year ending December 31st.

8.3 Records, Audits and Reports. At the expense of the Company, the Member shall maintain records and accounts of all operations and expenditures of the Company.

ARTICLE IX

TAX MATTERS

9.1 Tax Returns and Elections. The Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

9.2 State, Local or Foreign Income Taxes. In the event state or foreign income taxes become applicable, any references to federal income taxes or to “income taxes” contained herein shall refer to federal, state, local and foreign income taxes. References to the Code or Treasury Regulations shall be deemed to refer to corresponding provisions which may become applicable under state, local or foreign income tax statutes and regulations.

ARTICLE X

DISSOLUTION AND TERMINATION

10.1 Dissolution. The Company shall dissolve upon the occurrence of any of the following events:

(a) the written consent of the Member; or

(b) as otherwise provided under Delaware law.

10.2 Effect of Dissolution. Upon the occurrence of any of the events specified in this Article effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of cancellation has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

HOU03:888171.3	- 6 -

10.3 Winding Up, Liquidating and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Member shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Member may determine to distribute any assets in kind), (2) allocate any income or loss resulting from such sales to the Member in accordance with Article VII hereof, (3) discharge all liabilities to creditors in the order of priority as provided by law, (4) discharge all liabilities of the Member (other than liabilities to Member for Capital Contributions to the extent unpaid in breach of an obligation to do so), including all costs relating to the dissolution, winding up and liquidation and distribution of assets, (5) establish such reserves as the Member may determine to be reasonably necessary to provide for contingent liabilities of the Company, (6) discharge any liabilities of the Company to the Member other than on account of its interest in Company capital or profits and (7) distribute the remaining assets to the Member, either in cash or in kind, as determined by the Member, in accordance with Article VII.

(c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company no Member shall have any obligation to make any contribution to the capital of the Company other than any Capital Contributions such Member agreed to make in accordance with this Agreement.

(d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e) The Member shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

10.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed in duplicate, and verified by the person signing the Certificate of Cancellation and filed with the Delaware Secretary of State, which Certificate shall set forth the information required by the Delaware Act.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth

HOU03:888171.3	- 7 -

in this Agreement. If mailed, any such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail with postage thereon prepaid, addressed and sent as aforesaid.

11.2 Books of Account and Records. Proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company shall be kept or shall be caused to be kept by the Company. Such books and records shall be maintained as provided in Section 8.3. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

11.3 Application of Delaware Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

11.4 Waiver of Action for Partition. Each Member irrevocably waives, during the term of the Company, any right that such Member may have to maintain any action for partition with respect to the property of the Company.

11.5 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

11.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.7 Waivers. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the Person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

11.8 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

11.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

11.10 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

HOU03:888171.3	- 8 -

11.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

HOU03:888171.3	- 9 -

EXECUTED to be effective as of the date first set forth above.

LYONDELL CHEMICAL COMPANY

By:
Allen C. Holmes
Vice President, Tax and Real Estate